EXHIBIT 10.62
ENSCO INTERNATIONAL INCORPORATED

2005 CASH INCENTIVE PLAN

(As Revised and Restated for Amendments Through November 10, 2014)

SECTION 1
ESTABLISHMENT AND PURPOSE

a.Purpose. This Plan is established (i) to offer selected Employees, including officers, of the Company or its Subsidiaries an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide incentives to such Employees by means of performance-related incentives to achieve short-term performance goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of Employees with that of the other stockholders of the Company. Toward these objectives, this Plan provides for the grant of Annual Performance Bonuses and Discretionary Bonuses.

b.Effective Date; Stockholder Approval. This Plan is effective as of January 1, 2005, subject to the prior approval of the Committee and by a vote at the Company’s 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”) of the owners of at least a majority of the shares of the common stock of the Company, present in person or by proxy and entitled to vote, and shall apply to the Annual Performance Bonuses and Discretionary Bonuses awarded to each Participant in respect of 2005 and thereafter. If this Plan is approved by the stockholders of the Company at the 2005 Annual Meeting, the ENSCO International Incorporated Key Employees’ Incentive Compensation Plan, as revised and restated effective January 1, 2003 (the “KEIP”), shall be frozen and no additional bonuses shall be awarded under the KEIP, but the KEIP shall continue to apply to and govern the determination and payment of bonuses awarded under the KEIP for fiscal years of the Company beginning prior to January 1, 2005. Any Annual Performance Bonus awarded under this Plan to a Covered Employee will be contingent on the approval of this Plan by the Company’s stockholders. If their approval is not obtained, any Annual Performance Bonuses awarded under this Plan to a Covered Employee will be rescinded.

SECTION 2
DEFINITIONS

For purposes of this Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:
“Annual Performance Bonus” shall mean an Award of cash granted under Section 5 of this Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Goals.
“Award” shall mean any Annual Performance Bonus or Discretionary Bonus, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Notice in order to fulfill the objectives of this Plan.

“Award Notice” shall mean the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award, and setting forth the terms, conditions and limitations applicable to that Award, including any amendments thereto.
“Board” shall mean the board of directors of the Company, as duly elected from time to time.
“Change in Control” shall mean the occurrence of any of the following events: (a) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company, or (b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. The determination of whether a Change in Control has occurred shall be determined by the Committee consistent with Section 409A of the Code.
Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting stock of the Company immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (a) own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (b) are the ultimate parent with direct or indirect ownership of all of the voting stock of the Company after such transaction or series of transactions.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted by the regulations thereunder.
“Committee” shall mean the Nominating, Governance and Compensation Committee of the Board, or such other Committee as may be appointed by the Board from time to time, which shall be comprised solely of two or more persons who are Disinterested Directors. The Chief Executive Officer of the Company, or such other officers of the Company as may be designated by the Chief Executive Officer of the Company from time to time, may assume any or all of the powers and responsibilities prescribed for the Committee with respect to Awards to Employees who are not Covered Employees or officers of the Company, and to that extent, the term “Committee” as used herein shall also be applicable to the Chief Executive Officer or such other designated officers.
“Company” shall mean ENSCO International Incorporated, a Delaware corporation, or any successor thereto.
“Covered Employee” shall mean, effective January 1, 2007, an Employee who would be subject to Section 162(m) of the Code such that on the last day of the taxable year, the Employee (a) is the principal executive officer of the Company (or is acting in such capacity), or (b) if the total compensation of such Employee for that taxable year is required to be reported to stockholders of the Company under the Exchange Act by reason of such Employee being among the three highest compensated officers of the Company for the taxable year (other than the principal executive officer or the principal financial officer of the Company) as determined pursuant to the executive compensation disclosure rules under the Exchange Act contained in Item 402 of Regulation S-K, as amended by the Securities and Exchange Commission on September 8, 2006.
“Director” shall mean a member of the Board.

“Discretionary Bonuses” shall mean the amount, if any, awarded to a Participant during a Performance Period by the Committee pursuant to Section 6.
“Disinterested Director” shall mean a member of the Board who is (a) a “non-employee director,” within the meaning of Rule 16b‑3(b)(3) promulgated under the Exchange Act, (b) an “outside director,” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (c) “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange (or, in each case, any successor provision or term).
“Effective Date” shall mean January 1, 2005.
“Employee” shall include every individual performing Services for the Company or its Subsidiaries if the relationship between such individual and the Company or its Subsidiaries is the legal relationship of employer and employee. This definition of “Employee” is qualified in its entirety and is subject to the definition set forth in Section 3401(c) of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles.
“Incentive Award” shall mean the total of each Participant’s Annual Performance Bonus Award plus his or her Discretionary Bonus Award, if any, for that Performance Period.
“Normal Retirement Age” shall mean with respect to a Participant the later of (a) his or her 65th birthday, or (b) the date a Participant has credit for a “period of service” under the ENSCO Savings Plan of at least twenty (20) years, considering for purposes of this Plan (i) with respect to any Participant hired before the Effective Date, any other prior service recognized previously by the Company as of his or her date of hire by the Company or any Subsidiary, and (ii) with respect to any Participant hired after the Effective Date, any other prior service recognized by the Committee. The Committee, in its discretion, may consider a Participant whose employment terminates after his or her 62nd birthday but prior to satisfying the requirements specified in the preceding sentence to have retired on or after his or her Normal Retirement Age.
“Participants” shall mean those individuals described in Section 1 of this Plan selected by the Committee who are eligible under Section 4 of this Plan for grants of Awards.
“Performance Goals” shall mean, with respect to any Annual Performance Bonus, the business criteria (and related factors) selected by the Committee to measure the level of performance of the Company during the Performance Period, in each case, prepared on the same basis as the financial statements published for financial reporting purposes, except as adjusted pursuant to Section 5(e). The Committee may select as the Performance Goal for a Performance Period any one or combination of the following Company measures, as interpreted and defined by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP:
a.Net income as a percentage of revenue;
b.Earnings per share;
c.Return on net assets employed before interest and taxes (RONAEBIT);
d.Operating margin as a percentage of revenue;
e.Safety performance relative to industry standards and the Company annual target;
f.Strategic team goals;
g.Net operating profit after taxes;

h.Net operating profit after taxes per share;
i.Return on invested capital;
j.Return on assets or net assets;
k.Total stockholder return;
l.Relative total stockholder return (as compared with a peer group of the Company);
m.Earnings before income taxes;
n.Net income;
o.Free cash flow;
p.Free cash flow per share;
q.Revenue (or any component thereof);
r.Revenue growth; or

s.	Any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

As of the Effective Date, the Committee has determined to determine the earning of Annual Performance Bonuses on the attainment of a specific performance target in relation to one or more of the six Performance Goals listed above in paragraphs (a)-(f).
“Performance Period” shall mean that period established by the Committee at the time any Annual Performance Bonus is awarded or, except in the case of any award to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured. It is intended that the Performance Period will coincide with the fiscal year of the Company.
“Permanent and Total Disability” shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An individual shall not be considered to suffer from Permanent and Total Disability unless such individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may reasonably require. The scope of this definition shall automatically be reduced or expanded to the extent the comparable definition in the ENSCO International Incorporated 2005 Long-Term Incentive Plan is reduced or expanded from time to time.
“Plan” shall mean this ENSCO International Incorporated 2005 Cash Incentive Plan, as amended from time to time.
“Plan Schedule” shall mean a schedule that constitutes a part of this Plan and details certain particulars with respect to this Plan and Annual Performance Bonus Awards hereunder for one or more Performance Periods, including the relative Performance Goals, specific performance factors and targets related to these Performance Goals, award criteria, and the targeted amounts of each Annual Performance Bonus Award granted to a Participant. Each Plan Schedule that is applicable to Covered Employees and officers of the Company (as defined in Section 4(b)) shall be adopted by the Committee or shall be prepared by the appropriate officers of the Company based on resolutions, minutes or consents adopted by the Committee. Each Plan Schedule that is applicable to Employees who are not Covered Employees or officers of the Company shall be adopted in consultation with the Committee by the Chief Executive Officer of the Company or such other officers of the Company as may be designated by the Chief Executive Officer of the Company from time to time. There may be more than one Plan Schedule under this Plan. Each Plan Schedule is incorporated herein by reference and thereby made a part of this Plan, and references herein to this Plan shall include the Plan Schedule.
“Services” shall mean services rendered to the Company or any of its Subsidiaries as an Employee.

“Subsidiary” shall mean any corporation as to which more than fifty percent (50%) of the outstanding voting stock or shares shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.
SECTION 3
ADMINISTRATION

a.	General Administration. This Plan shall be administered by the Committee.

b.Authority of Committee. The Committee shall administer this Plan so as to comply at all times with the Exchange Act and, subject to the Code, shall otherwise have sole and absolute and final authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business, including, without limitation, the authority to take the following actions:

(i)	To interpret and administer this Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to this Plan;

(iii)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(iv)	To determine when Awards are to be granted under this Plan;

(v)	To select the Employees and Participants to whom Awards may be awarded from time to time;

(vi)	To determine the type or types of Award to be granted to each Participant hereunder;

(vii)	To determine the potential cash bonus to be made subject to each Award;

(viii)	To prescribe the terms, conditions and restrictions, not inconsistent with the provisions of this Plan, of any Award granted hereunder;

(ix)	To determine whether, to what extent, and under what circumstances Awards may be settled in cash, reduced, varied, canceled or suspended;

(x)
To determine whether, to what extent and under what circumstances payment of cash and other amounts payable with respect to an Award made under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)	To amend or modify any outstanding Awards, in its discretion, in accordance with Section 5(e);

(xii)
To establish and interpret Performance Goals and the specific performance factors and targets in relation to the Performance Goals in connection with any Award of an Annual Performance Bonus; provided that in any case, the Performance Goals may be based on either a single period or cumulative results, aggregate or per-share data or results computed independently or with respect to a peer group;

(xiii)
Evaluate the level of performance over a Performance Period and certify the level of performance attained with respect to Performance Goals and specific performance factors and targets related to Performance Goals;

(xiv)
Waive or amend any terms, conditions, restriction or limitation on an Award, except that (A) this Subsection 3(b)(xiv) shall not apply to an Annual Performance Bonus Award held by a Covered Employee, and (B) the terms and conditions of Awards to an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act cannot be modified, amended, or waived other than on account of death, disability, retirement, a change in control, or a termination of employment in connection with a business transfer;

(xv)	Appoint such agents as it shall deem appropriate for proper administration of this Plan; and

(xvi)	To take any other actions deemed necessary or advisable for the administration of this Plan.

The Committee may, in its sole and absolute discretion, and subject to the provisions of this Plan, from time to time delegate any or all of its authority to administer this Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of this Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code or Awards held by Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All interpretations and determinations of the Committee made with respect to the granting of Awards shall be final, conclusive and binding on all interested parties. The Committee may make grants of Awards on an individual or group basis.
c.Employment of Advisors. The Committee may employ attorneys, consultants, accountants, and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

d.Limitation of Liability/Rights of Indemnification. No member of the Committee or any person acting as a delegate of the Committee with respect to this Plan shall be liable for any action that is taken or is omitted to be taken or for any losses resulting from any action, interpretation, construction or omission made in good faith with respect to this Plan or any Award granted under this Plan. In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys’ fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with this Plan or any Award granted thereunder, and against all amounts paid by them in settlement of any claim related thereto (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director or Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a director or Committee member shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

SECTION 4
ELIGIBILITY

a.General Rule. Initially, this Plan has a four-tiered design which will utilize different corporate goals, thresholds, criteria and weighting to determine the Annual Performance Bonuses earned by the Employees who may be eligible for an Award under this Plan; the eligible Employees are described in this Section 4. The Committee or the Chief Executive Officer may determine from time to time to revise or expand the tiers described in Sections 4(b)-(e).

b.Corporate Officers. This group consists of Employees who are officers of the Company from the Chief Executive Officer to the Controller who have an impact on the strategic direction of the Company.

c.Business Unit Management. This group consists of Employees who are key business unit leaders of the Company or its Subsidiaries ranging from general managers to directors of staff functions in the business units.

d.Corporate Key Employees. This group consists of Employees who are department directors, managers, and a few select key senior professionals such as critical engineering talent.

e.Business Unit Key Employees. This group includes Employees who are business unit managers, including rig managers, functional managers, and select key senior professionals.

f.New Employees. Eligible positions from which individuals may be selected for participation are described in Sections 4(b)-(e). A new or current Employee who moves into an eligible position and becomes an Employee described in Sections 4(b)-(e) during a Performance Period may participate for that Performance Period at the discretion of the Chief Executive Officer of the Company. Such individual's Award will be prorated for the portion of the Performance Period the individual was eligible.

SECTION 5
ANNUAL PERFORMANCE BONUSES

a.Annual Performance Bonuses. The Committee may grant Annual Performance Bonuses under this Plan in the form of cash to the eligible Employees determined under Section 4 in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Notice, subject to the provisions of this Section 5.

b.Performance Periods. Annual Performance Bonuses will be awarded in connection with a twelve-(12) month Performance Period, which will be the fiscal year of the Company.

c.Eligible Participants. Prior to the commencement of each Performance Period beginning before January 1, 2010, the Committee will determine the Employees who will be eligible to receive an Annual Performance Bonus under this Plan with respect to that Performance Period; provided that the Committee may determine the eligibility of any Employee, other than a Covered Employee, after the commencement of the Performance Period. For any Performance Period beginning after December 31, 2009, the Committee may elect to determine the Employees who will be eligible to receive an Annual Performance Bonus under this Plan with respect to any such Performance Period after the commencement of that Performance Period as long as the Committee’s determinations are made in writing by not later than ninety (90) days after the commencement of that Performance Period and the outcome is substantially uncertain at the time that the determinations are made. An Award Notice shall be provided to each Participant under this Plan as soon as administratively feasible after such Participant becomes eligible for a Performance Period. An Award Notice shall specify the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of his or her Annual Performance Bonus, as well as any other applicable terms of the Annual Performance Bonus for which he or she is eligible.

d.Performance Goals; Specific Performance Targets; Award Criteria.

(i)Prior to the commencement of each Performance Period beginning before January 1, 2010, the Committee shall fix and establish in writing (A) the Performance Goals that will apply to that Performance Period; (B) with respect to Performance Goals, the specific performance factors and targets related to each Participant and, if achieved, the targeted amount of his or her Annual Performance Bonus; and (C) subject to Subsection (e) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Annual Performance Bonus will be earned and become payable, and the percentage of the Annual Performance Bonus that will be earned and become payable upon attainment of various levels of performance that equal or exceed the minimum required level. For any Performance Period beginning after December 31, 2009, the Committee may elect to determine the

Performance Goals and make the other determinations described in the preceding sentences of this Subsection (d)(i) with respect to each Annual Performance Bonus awarded for that Performance Period after the commencement of that Performance Period as long as all such required determinations are made by the Committee by not later than ninety (90) days after the commencement of that Performance Period, and the outcome is substantially uncertain at the time that the required determinations are made. The Committee shall adopt the Plan Schedule for a particular Performance Period prior to the applicable deadline for that Performance Period specified in this Subsection (d)(i).

(ii)The Committee may, in its discretion, select Performance Goals and specific performance factors and targets that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company. The Committee may select Performance Goals and specific performance targets that are absolute or relative to the performance of one or more peer companies or an index of peer companies. Annual Performance Bonuses awarded to Participants who are not Covered Employees will be based on the Performance Goals and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Goals and formulas may be the same as or different than the Performance Goals and formulas that apply to Covered Employees.

e.	Adjustments.

i.In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 5, whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Annual Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements. Effective January 1, 2009, the Committee also reserves the right to decrease by up to twenty-five percent (25%) the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for the Performance Period to any Participant who is the Chief Executive Officer or a senior executive of the Company to reflect the determination by the Committee pursuant to Section 6, as amended, of the level of that Participant’s achievement (or non-achievement) of the individual goals previously established by the Committee for that Participant for the Performance Period. The determination of the amount of the decrease, if any, in the amount of any such Participant’s Annual Performance Bonus for the Performance Period shall be determined by the Committee in connection with its determinations under Section 5(f) and Section 6 for the Performance Period.

ii.In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it under this Section 5 for any Performance Period not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

iii.Notwithstanding the foregoing provisions of this Subsection (e) and the subsequent provisions of Subsections (f) and (i), with respect to (A) any Annual Performance Bonus Award, the Committee shall not have any discretion granted by this Subsection (e) or Subsections (f) and (i) to the extent that reserving or exercising such discretion would be impermissible under Section 409A of the Code, and (B) any Annual Performance Bonus Award to a Covered Employee that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall not have any discretion granted by this Subsection (e) or Subsections (f) and (i) to the extent that reserving or exercising such discretion would cause any such Annual Performance Bonus Award not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

f.Payment, Certification. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine whether the Performance Goals applicable to Annual Performance Bonus Awards for such Performance Period were satisfied and, if such Performance Goals were satisfied in whole or in part, the amount payable for each Participant granted an Annual Performance Bonus Award. No Annual Performance Bonus Award will be deemed to be earned and payable with respect to any Covered Employee or other Employee subject to the reporting requirements of Section 16(a) of the Exchange Act until the Committee certifies in writing the level of performance attained for the Performance Period in relation to the applicable Performance Goals. For purposes of this Subsection (f), approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. In applying Performance Goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Section 9 of the ENSCO International Incorporated 2005 Long-Term Incentive Plan and the cumulative effect of changes in the law, regulations or accounting rules), and may determine no later than ninety (90) days after the commencement of any applicable Performance Period to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

g.Form of Payment. Annual Performance Bonuses will be paid in cash in accordance with Section 7.

h.Limitation on Amount of Annual Performance Bonuses. The maximum amount that may be paid pursuant to an Annual Performance Bonus Award for any Performance Period to any one individual under this Plan is $2,500,000.

i.Section 162(m) of the Code. To the extent that it is the intent of the Company and the Committee that any Annual Performance Bonus Award be “performance-based compensation” for purposes of Section 162(m) of the Code, this Section 5 shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations and this Plan shall be operated so that the Company may take a full tax deduction for such Annual Performance Bonus. If any provision of this Plan or any Annual Performance Bonus would otherwise frustrate or conflict with this intent, that provision shall be interpreted and deemed amended so as to avoid this conflict and such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code without invalidating the remaining provisions hereof. With respect to any intended compliance with Section 162(m) of the Code, if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code, such provisions shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

j.Promotion or Transfer. In the event of promotion or transfer during the Performance Period, the Incentive Award will be determined on a pro rata basis at the different job levels and/or different units or unit sectors. Promotion or transfer after the Performance Period does not affect determination of the Incentive Award amount for that Performance Period.

k.Acceleration. Each Participant who has been granted an Annual Performance Bonus Award that is outstanding as of the date of a Change in Control will have his or her Annual Performance Bonus Award interpreted as if the specific targets related to the Performance Goals have been achieved to a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s targeted amount under the Annual Performance Bonus to become payable in an amount determined by multiplying that targeted amount by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the Change in Control date and the denominator of which is 365. The Committee or the Chief Executive Officer may, however, determine in its or his or her sole discretion not to apply the pro rata reduction described in the preceding sentence.

l.Disqualification of Award. This Plan is intended to align Employee and stockholder interests. Occasionally unusual circumstances may arise that are not anticipated by this Plan. Should a situation occur where a Participant is deemed to have (A) breached the Company’s Code of Business Conduct (Ethics) Policy, (B) materially breached any other policy of the Company, or (C) experienced a significant incident involving a fatal or serious injury to an Employee under the supervision of the Participant or significant damage to the property of the Company and its Subsidiaries or the environment which is caused by the actions or inactions of the Participant or one or more Employees under his or her supervision, the Committee, in its sole discretion, may disqualify the Participant from earning or receiving payment of any Award for a given Performance Period in whole or in part. Participation in future Performance Periods may be considered independent of this decision.

SECTION 6
DISCRETIONARY BONUSES

The Committee has designed this Plan with the intent to ensure that this Plan design regarding Annual Performance Bonus Awards will eliminate or minimize the need for the Award of any Discretionary Bonuses. The Committee recognizes, however, that unusual circumstances may occur that prevent paying appropriate rewards to a few key eligible Employees. In recognition of truly extraordinary performance, occasional Discretionary Bonuses Awards may be required and granted by the Committee. In summary, while Discretionary Bonus Awards are made entirely at the discretion of the Committee, they are primarily intended to provide a means of redressing rare inequities in Annual Performance Bonus Award determinations or to reward exemplary performance on a very limited basis. Discretionary Bonuses will be paid in cash in accordance with Section 7.
Notwithstanding the limitations of the preceding paragraph of this Section 6 to the contrary, effective January 1, 2009, the Committee may determine to make a Discretionary Bonus Award to the Chief Executive Officer and/or to any Participant selected by the Chief Executive Officer who is senior executive of the Company for the period coinciding with the Performance Period based upon the Committee’s determination regarding the level of that Participant’s achievement (or non-achievement) of the individual goals previously established by the Committee (and, with respect to the Chief Executive Officer, are ratified by the Board, and with respect to each such senior executive, are based on recommendations from the Chief Executive Officer) for that Participant for such period. The amount of the Discretionary Bonus that may be payable to any such Participant pursuant to this paragraph may not exceed twenty-five percent (25%) of the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for that Performance Period to such Participant. As provided in Section 5(e)(i), as amended, the determination by the Committee pursuant to this paragraph with respect to any such Participant may result in a decrease in the amount of the Annual Performance Bonus determined by the Committee pursuant to Section 5(f) for the Performance Period. The Committee shall make its determinations under this paragraph in connection with its determinations under Section 5(f) for the Performance Period.

SECTION 7
PAYMENT; TAX WITHHOLDING

a.Eligibility for Non-Tax Deferred Payment. Except as provided in Sections 7(c) and (d) below, upon the Committee’s written certification in accordance with Section 5(f) that a payment for an Annual Performance Bonus Award with respect to a Performance Period is due under the Plan, each Participant who has been granted an Annual Performance Bonus Award with respect to such Performance Period and who has remained continuously employed by the Company or a Subsidiary until the last day of such Performance Period shall be entitled to the payment amount applicable to such Participant’s Annual Performance Bonus Award certified by the Committee for such Performance Period and his or her Discretionary Bonus Award, if any. Payments under this Plan shall be made in cash in one lump sum payment. Effective January 1, 2009, it is intended that payments under this Plan shall be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee under Section 5(f) that payment of Incentive Awards are due and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and Treas. Reg. §§1.409A-3(a)(4) and (b).

b.Tax Deferred Payment. If an Award recipient for any Performance Period is eligible to participate in any deferred compensation program sponsored and administered by the Company, he or she may elect, prior to the first day of that Performance Period, to defer all or any portion of that Award payment under the terms and conditions, and up to the limits, determined in the discretion of the Committee and as permitted by the terms of that deferred compensation plan. Notwithstanding the preceding sentence of this Subsection (b), in the case of an Award granted to a Participant described in the preceding sentence for any Performance Period beginning after December 31, 2009, an initial deferral election may be made by that Participant after the commencement of the Performance Period with respect to the portion of the Award which constitutes “performance-based compensation” under Section 409A of the Code; provided that (i) any such election must be made on or before the date that is six months before the end of the Performance Period, (ii) the Participant must perform services continuously from the later of the beginning of the Performance Period or the date all of the required performance criteria are established under Section 5(d) or, if applicable, under the second paragraph of Section 6, through the date an election is made under that deferred compensation program, and (iii) in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable. For purposes of this Subsection (b), if the performance-based compensation is a specified or calculable amount, the compensation shall be considered to be readily ascertainable if and when the amount is first substantially certain to be paid. If the performance-based compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion of the compensation, shall be considered to be readily ascertainable when the amount is first both calculable and substantially certain to be paid.

Except as provided in the next paragraph of this Subsection (b), (i) an Annual Performance Bonus Award granted in accordance Sections 5(c) and 5(d)(i) shall be considered to constitute performance-based compensation under Section 409A of the Code, and (ii) a Discretionary Bonus Award granted for a Performance Period in accordance with the second paragraph of Section 6 shall be considered to constitute performance-based compensation under Section 409A of the Code to the extent the amount of such Discretionary Bonus, or the entitlement to such Discretionary Bonus, is contingent on the satisfaction of organizational or individual performance criteria relating to the Performance Period which were established in writing while the outcome was substantially uncertain and by not later than ninety (90) days after the commencement of the Performance Period to which the criteria relates.
For purposes of this Subsection (b), performance-based compensation under Section 409A of the Code shall not include any amount or portion of any amount of an Award that will be paid either regardless of performance, or based upon a level of performance, that is substantially certain to be met at the time the criteria is established. The amount payable under an Award may be performance-based compensation under Section 409A of the Code where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, Permanent and Total Disability, or a Change in Control, provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria shall not constitute performance-based compensation under Section 409A of the Code.
Any portion of any Award not deferred under this section of this Plan will be paid as described under Subsection (a).
c.Retirement, Permanent and Total Disability or Death. If a Participant was granted an Incentive Award for a Performance Period beginning after December 31, 2008 and his or her employment with the Company and its Subsidiaries terminates during the Performance Period by reason of death, Permanent and Total Disability, or retirement on or after Normal Retirement Age, the Incentive Award shall be determined on a pro rata basis for that Performance Period by comparing the actual level of performance to the specific targets related to the Performance Goals and individual performance goals established by the Committee for that Participant for that Performance Period and then multiplying that amount by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the date of such employment termination and the denominator of which is 365. The amount determined pursuant to the preceding sentence of this Subsection (c) shall become payable as provided in Subsection (a). In the event of death, payment shall be made to the beneficiary or beneficiaries as designated on the Participant’s beneficiary designation form under the Company’s group term life insurance program. In the absence of a beneficiary designation form, payment of the Incentive Award shall be made to the estate of the deceased Participant. Any amount that has been deferred as provided under Subsection (b) shall be processed in accordance with the applicable deferred compensation plan.

d.Employee Termination or Resignation. Except as provided in Subsection (c) or in Section 7(e) or (f) below, if a Participant resigns before his or her Normal Retirement Age or is terminated by the Company or any Subsidiary of the Company, and such employment resignation or termination occurs before the payment date of the Participant’s Incentive Award, if any, then such Participant shall forfeit that unpaid Incentive Award and shall not be entitled to receive any payment under this Plan with respect to his or her Incentive Award for such Performance Period.

e.Challenge to Control-Committee Discretion. The Committee may, in its discretion, direct that all employment continuation requirements be waived if it finds, in its sole discretion, that a major challenge to the control of the Company exists; subject, however, to the requirement that the exercise of such discretion shall result in all Annual Performance Bonus Awards for any Performance Period beginning after December 31, 2008 being determined on a pro-rated basis consistent with the procedure described in Subsection (c). Any amount that has been deferred as provided under Subsection (b) shall be processed in accordance with the applicable deferred compensation plan.

f.Change in Control-Automatic Acceleration of Incentive Awards. If in fact a Change in Control occurs, all Incentive Awards will be determined and paid to Participants within sixty (60) days of such event.

g.Tax Withholding. Incentive Awards under this Plan will be subject to tax withholding as required by law. Any deferred payments pursuant to Subsection (b) shall be subject to tax withholding as provided in the applicable deferred compensation plan.

h.Impact on Employee Benefits. Incentive Awards paid under this Plan shall not be included in the determination of an Employee’s eligible compensation when determining benefits under other benefit programs.

SECTION 8
NO EMPLOYMENT RIGHTS

No provisions of this Plan under any Award Notice shall be construed to give any Participant any right to remain an Employee of, or provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company to terminate any Employee’s service at any time, with or without cause.
SECTION 9
FUNDING AND STATUS OF PLAN

This Plan is a payroll practice of the Company and not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is not funded in the sense of a "funded plan" under ERISA, or Internal Revenue Service or other government regulations, which prescribe certain Participant rights and fiduciary obligations. Funding for this Plan will be equivalent to the sum of individual Incentive Awards. Funding is for accounting purposes only and does not confer any rights to Participants to any portion of such funds or any other Company assets except under this Plan rules and Award guidelines. To the extent that a Participant acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the rights of any unsecured creditor of the Company.
SECTION 10
TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION

a.Effective Date; Term of Plan. This Plan shall continue in effect until terminated under this Section

b.Amendment and Termination. The Committee in its sole discretion may terminate this Plan at any time and may amend this Plan at any time in such respects as the Committee may deem advisable; provided, no amendment, suspension or termination of this Plan shall materially adversely affect the rights of a Participant with respect to compensation previously earned and not yet paid. In the event that this Plan shall be suspended or terminated during the course of a Performance Period, an Incentive Award calculated in accordance with the terms of this Plan prior to such event will be paid to Participants on a pro rata basis.

SECTION 11
ALIENATION AND SUBORDINATION OF BENEFITS

No benefit or payment under this Plan may be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, by operation of law or otherwise, including levy, garnishment, pledge, or bankruptcy, except by will or the laws of descent and distribution, and any attempt to treat otherwise shall be void. No payment or benefit shall be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, or torts except where legislation provides for regulatory action or court order (garnishment, etc.) to supersede this restriction.

GOVERNING LAW

THIS PLAN AND ANY AND ALL AWARD NOTICES EXECUTED IN CONNECTION WITH THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.